Exhibit 23.1

[Moss Adams Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-126980 and 333-116685) on Form S-8 of Trinity Capital Corporation of our report dated March 16, 2006 relating to the consolidated statements of income, changes in shareholders’ equity, and cash flows of Trinity Capital Corporation and subsidiaries for the year ended December 31, 2005, which report is included in this Annual Report on Form 10-K of Trinity Capital Corporation for the year ended December 31, 2005.

/s/ Moss Adams LLP

Albuquerque, New Mexico

July 24, 2006